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Exhibit 4(d)

PROTECTIVE LIFE INSURANCE COMPANY        P. O. BOX 10648        BIRMINGHAM, ALABAMA        35202-0648

GUARANTEED ACCOUNT ENDORSEMENT

We are amending the Contract to which this endorsement is attached as described below:

  1.
  The definition for Contract Value is deleted and replaced by the definition below:

    Contract Value:    Prior to the Annuity Commencement Date, the sum of the Variable Account value and the Guaranteed Account value attributable to a {Contract}{Certificate}.

  2.
  The first paragraph of the provision entitled "Variable Account Value" in the "VARIABLE ACCOUNT" section of your Contract is deleted and replaced by the paragraph below:

    Variable Account Value—At any time prior to the Annuity Commencement Date, the Variable Account value is equal to:

    (1)
    Net Purchase Payments allocated to the Variable Account; plus

    (2)
    amounts transferred into the Variable Account; plus

    (3)
    other amounts applied to the Variable Account; plus or minus

    (4)
    investment performance; minus

    (5)
    amounts transferred out of the Variable Account; minus

    (6)
    the amount of any surrenders removed from the Variable Account; minus

    (7)
    other charges, fees and premium taxes deducted from the Variable Account.

    The Variable Account value equals the total of the Sub-Account values.

  3.
  The following provisions are added to your Contract.

DEFINITIONS

        Guaranteed Account:    Includes any Allocation Option we may offer with interest rate guarantees.

GUARANTEED ACCOUNT

        General Description—The Guaranteed Account includes the Fixed Account and the DCA Fixed Accounts, which are each a part of the Company's general account. Amounts allocated to an account in the Guaranteed Account earn interest from the date they are credited to the account.

        We, in our sole discretion, establish interest rates for each account in the Guaranteed Account. We will not declare a rate that yields values less than those required by the state in which the Contract is delivered. Because interest rates vary from time to time, allocations made to the same account in the Guaranteed Account at different times may earn interest at different rates.

        Fixed Account—Generally, you may allocate some or all of your Net Purchase Payments and may transfer some or all of your Contract Value to the Fixed Account. The interest rates we apply to a Net Purchase Payment or a transfer allocated to the Fixed Account are guaranteed for one year from the date they are credited to the account. When an interest rate guarantee expires, we will set a new interest rate, which may not be the same as the interest rate then in effect for a subsequent

Net Purchase Payment allocated to the Fixed Account. The new interest rate is also guaranteed for one year.

        DCA Fixed Accounts—The DCA Fixed Accounts are available only for Net Purchase Payments designated for dollar cost averaging. You may allocate a Net Purchase Payment to a DCA Fixed Account only when the value of that DCA Fixed Account is $0. The entire value of a DCA Fixed Account must be transferred to the Variable Account prior to allocating any new Net Purchase Payment to that DCA Fixed Account. Allocations to a DCA Fixed Account must include instructions regarding transfer frequency and the Sub-Accounts into which the transfers are to be made.

        We will systematically transfer Net Purchase Payments allocated to a DCA Fixed Account into the Variable Account in equal amounts over the period we allow for that DCA Fixed Account. The interest rate we apply to a Net Purchase Payment allocated to a DCA Fixed Account is guaranteed for the period over which transfers are allowed from that DCA Fixed Account. Interest credited to a DCA Fixed Account will be accumulated and transferred from the DCA Fixed Account after the last dollar cost averaging transfer.

        Guaranteed Account Value—Prior to the Annuity Commencement Date, the Guaranteed Account value is equal to:

  (1)
  Net Purchase Payments allocated to the Guaranteed Account; plus

  (2)
  interest, and other amounts credited to the Guaranteed Account; minus

  (3)
  amounts transferred out of the Guaranteed Account; minus

  (4)
  the amount of any surrenders removed from the Guaranteed Account; minus

  (5)
  other charges, fees and premium taxes deducted from the Guaranteed Account.

        For the purposes of interest crediting, amounts deducted, transferred or withdrawn from accounts in the Guaranteed Account will be separately accounted for on a "first-in, first-out" (FIFO) basis.

TRANSFERS

        Transfers—There are limitations on transfers involving the Guaranteed Account. No transfer is permitted into any account in the Guaranteed Account until 6 months after the last transfer from an account in the Guaranteed Account. Transfers into a DCA Fixed Account are not permitted.

        The maximum amount that may be transferred out of the Fixed Account in any Contract Year is the greater of (a) $2,500; or (b) 25% of the Fixed Account value as of the prior Contract Anniversary, plus 25% of any Purchase Payments and transfers allocated to the Fixed Account since the prior Contract Anniversary. This restriction does not apply to dollar cost averaging transfers from the Fixed Account.

        Dollar Cost Averaging—You may establish dollar cost averaging transfers from any account in the Guaranteed Account but dollar cost averaging transfers into an account in the Guaranteed Account or the {OppenheimerFunds Money} Sub-Account are not permitted. We will not accept Written Instructions to establish dollar cost averaging transfers from the Fixed Account over a period less than 12 months. If dollar cost averaging transfers from a DCA Fixed Account are terminated, we will transfer any amount remaining in that DCA Fixed Account into the Sub-Accounts according to the allocation instruction in effect for that DCA Fixed Account at the time the dollar cost averaging transfers are terminated, unless you have otherwise instructed us how to allocate the remaining amount.

SURRENDERS

        Surrenders from the Guaranteed Account—The Company may delay payment of a partial or full surrender from the Guaranteed Account for up to six months where permitted.

Signed for the company and made a part of the contract as of the Effective date.

PROTECTIVE LIFE INSURANCE COMPANY
/s/ Deborah J. Long
Secretary

MINIMUM GUARANTEED ACCOUNT VALUES

        This table illustrates the accumulation of an annual $10,000 Net Purchase Payment made at the beginning of each Contract Year at the minimum guaranteed interest rate and annual contract maintenance fee applicable to this Contract.

Year	Beginning Contract Value	Ending Contract Value	Surrender Value	Effective Rate of Return
1	$10,000	$10,120	$10,120	1.20%
2	$20,120	$20,392	$20,392	1.30%
3	$30,392	$30,818	$30,818	1.35%
4	$40,818	$41,400	$41,400	1.38%
5	$51,400	$52,171	$52,171	1.42%
6	$62,171	$63,104	$63,104	1.44%
7	$73,104	$74,200	$74,200	1.46%
8	$84,200	$85,463	$85,463	1.47%
9	$95,463	$96,895	$96,895	1.47%
10	$106,895	$108,498	$108,498	1.48%

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GUARANTEED ACCOUNT ENDORSEMENT
DEFINITIONS
GUARANTEED ACCOUNT
TRANSFERS
SURRENDERS
MINIMUM GUARANTEED ACCOUNT VALUES